FUTURES INVESTMENT COMPANY

                          REPRESENTATIVE'S AGREEMENT

THIS AGREEMENT, made at Fremont, Indiana, this 28th day of July, 1997, between, FUTURES INVESTMENT COMPANY, hereinafter referred to as FUTURES INVESTMENT and Shira Del Pacult, its Registered Representative, hereinafter referred to as "Representative".

In consideration of the mutual covenants herein, the parties hereby agree as follows:

I.  APPOINTMENT Of REPRESENTATIVE

FUTURES INVESTMENT hereby appoints Representative to act as Sales Representative in connection with the sales of registered and unregistered
securities.   At all times you shall act as an independent contractor,
nothing contained in this agreement shall be construed to create the relationship of employer and employee between you and us. Representative agrees not to hold himself out as Officer, Director or employee of FUTURES INVESTMENT. Subject to the terms conditions contained herein, in your capacity as an independent contractor you shall represent us in soliciting application for the purchase of securities of any investment company or other issuer for which we act as dealer or underwriter, and you shall be free to exercise your own judgment as to the persons whom you will solicit and the time, place and manner of solicitation. You shall pay your expenses in connection with your business as a Sales Representative hereunder.

II.  BUSINESS ACTIVITIES OF REPRESENTATIVE.

Representative shall devote his/her best efforts to the performance of this Agreement. FUTURES INVESTMENT will assist in obtaining the necessary license and surety bonds for those States which require surety bonds and the Representative shall bear the cost of these license and bonds Representative shall not interview prospects or solicit application until he has secured all licenses required by law and obtained a surety bond satisfactory to FUTURES INVESTMENT. This Agreement shall terminate upon cancellation of such bond or non-renewal or cancellation of any license which Representative is required to have to perform this Agreement.

III.  UNDERTAKING BY REPRESENTATIVE

(a) No Violation of FUTURES INVESTMENT's Interests. Neither during the period of this Agreement nor thereafter shall Representative, (1) use any information acquired by him/her during the period of this Agreement in a manner adverse to the interests of FUTURES INVESTMENT or the issuer of a Security, or (2) do any act to damage the good will of FUTURES INVESTMENT or such an issuer.

(b) Collections. Representative shall report and remit promptly all payments for or security to FUTURES INVESTMENT without commingling the same with his/her own funds.

(c) Branch Office. Representative will act in the capacity of independent contractor and will not perform any acts which would lead anyone to believe FUTURES INVESTMENT has a full branch office at any other location except FUTURES INVESTMENT's home office without written approval from FUTURES INVESTMENT.

(d) Trafficking or Switching. Representative shall not make any agreement with any person for repurchase or resale of a Security nor twist or switch securities of any other company, or twist Insurance policies to the detriment of the client.

(e) Sales Literature. Representative must obtain the specific written approval of FUTURES INVESTMENT, before he/she may use any material concerning a Security, the issuer thereof, or FUTURES INVESTMENT.

(f) Policies of FUTURES INVESTMENT. Representative shall abide by all rules, regulations and policies of FUTURES INVESTMENT. These policies will be considered matters of company policy and will be updated, changed, expanded and deleted, from time to time, as deemed appropriate and will not alter or supersede this contract.

(g) Authority Limited. Representative shall have no authority to alter or amend the provisions of a Security nor to incur any, liability on behalf of FUTURES INVESTMENT or the issuer of a Security.

(h) Compliance with Regulations. Representative agrees to explain fully all facts pertinent to any security offered to a prospect and to simultaneously deliver all required and necessary approved offering documentation in connection therewith. Representative shall not make false statements, or deliver broker dealer only materials, or misrepresent or omit to state material facts to any client or prospective client. Representative shall adhere to and abide by the rules and regulations of FUTURES INVESTMENT and the rules of fair practice as prescribed by the NASD and shall comply with all general rules and regulations promulgated under the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, as well as with the Securities and Exchange Commission Statement of Policy, all Federal
Board regulation and all securities acts and regulations of the states in which Representative is licensed to transact business. Representative represents that he/she is completely familiar with such regulations.

(i) Exclusive. Representative agrees that during the term of this Agreement, he/she will not enter into any sales agency, brokerage or other agreement with any dealer, or issuer of securities other than FUTURES INVESTMENT and that he/she will not otherwise, directly or indirectly, place orders of any kind with any such other person or entity without the prior express written consent of FUTURES INVESTMENT.

(j) Notification and Approval. Representative will inform FUTURES INVESTMENT in writing of any other financial planning product which he/she Intends to sell, or service he/she intends to provide and will not offer said product or service to the public without the prior written consent of FUTURES INVESTMENT.

IV.  COMMISSION PAYMENTS TO REPRESENTATIVE

Your sole compensation will be commission earned with respect to sale made by you, but only In accordance with and subject to the applicable Commission Schedule Issued by FUTURES INVESTMENT and In effect at the time of the sale. Our Commission Schedules are subject to change from time to time by us without the approval of Representative. Your commission are payable as set forth In the Commission Schedule attached and made a part of this Agreement, subject to receipt by us of full payment for the securities sold In the case of cash sales, open account sales, or other voluntary Investment program sales and receipt by us of the full dealer concession for the securities sold. You may not assign, hypothecate or otherwise encumber your right to receive commission without our prior written consent. All expense Incurred by Representative in the solicitation and sale of investments hereunder shall be borne by the Representative. Neither FUTURES INVESTMENT nor any Issuer of Investment units shall be liable to Representative for the payment of commissions or expenses.

V.  LOSS AND LIMITATIONS ON THE PAYMENT OF COMMISSIONS.

a) Violation of this Agreement. A breach by Representative of any provision of this Agreement shall terminate this Agreement and Representative shall not be entitled to receive any payment which he/she would otherwise be entitled to receive from FUTURES INVESTMENT.

b) Claims, Controversies and Settlements. In event of any claim of misrepresentation or the use of unfair or inequitable methods, or lack of proper registration by Representative in regard to the sale of any Security for which commission are or become due to Representative, or failure of Representative to remit any collection, FUTURES INVESTMENT may withhold to the extent it deems necessary, any commissions or other amount to which Representative is or may become entitled, pending disposition or settlement of such matter, and in the event it is established that representative was guilty of wrong-doing FUTURES INVESTMENT may retain such withheld amounts and any future amounts received to pay any such disposition or settlement. FUTURES INVESTMENT may effect settlement with a Security holder or issuer in accordance with its business judgment and refund in whole or in part any sum paid by such a holder. Upon the making of a settlement or refund, whether or not a claim or misrepresentation was made by a certificate holder or stockholder, FUTURES INVESTMENT shall be entitle to charge back to Representative the whole or such proportionate part of the withheld amounts. Representative may not make any settlement or refund to a holder or stockholder without the prior written approval of FUTURES INVESTMENT. As used In this paragraph, settlement includes a cancellation of Security or any adjustment made with a holder of a Security To the extent that FUTURES INVESTMENT Incurs expense in excess of such withholding, Representative shall be responsible for payment thereof upon written demand by FUTURES INVESTMENT, Including any expenses In collecting the excess from Representative.

c) Right of Offset. FUTURES INVESTMENT reserves the right to apply any sum payable by FUTURES INVESTMENT to Representative against any indebtedness of Representative to FUTURES INVESTMENT or for which FUTURES INVESTMENT may become liable.

VI.  TERMINATION.

Death, Disability or Retirement. This Agreement shall be terminate by death, inability of Representative to perform duties under this Agreement due to physical or mental disability or retirement of Representative. Proof of these occurrences shall be in the form required by FUTURES INVESTMENT. FUTURES INVESTMENT agrees that should Representative become unwilling or unable to hold the registration(s) necessary to obtain such trailing commissions whether through death, disability, or otherwise, that these commissions will then be paid to her husband, Michael Pacult, who will then service the clients, subject to his being properly registered with the necessary regulatory agency(ies). If both Michael and Shira Pacult should become unwilling or unable to hold the registration(s) necessary to obtain such trailing commissions whether through death, disability or otherwise, FUTURES INVESTMENT agrees that these commissions will then be paid to the person designated by the Pacults or, in case of death, their heir(s) as designated in the Pacults' testamentary documents, who will then service these clients, subject to their being properly registered with the necessary regulatory agency(ies).

(a) Termination by the Parties. This Agreement may be terminated by FUTURES INVESTMENT without Cause upon thirty (30) days written notice to Representative and for Cause may be terminated immediately without prior notice by FUTURES INVESTMENT. This Agreement may be terminated by Representative upon written notice to FUTURES INVESTMENT. FUTURES
INVESTMENT agrees that all trailing commissions paid to FUTURES
INVESTMENT by the issuer, underwriter, sponsor or other distributor of direct participation securities as a result of the solicitation and servicing of clients by Representative will be paid to him/her, less the percentage to which FUTURES INVESTMENT is entitled pursuant to the Commission Schedule in effect at the time such commission payments are made. Should the relationship between FUTURES INVESTMENT and Representative be terminated by either party for any reason, FUTURES INVESTMENT consents to the payment of all such commissions to the broker-dealer designated by him/her and agrees that it will instruct all issuers, underwriters, sponsors or other distributors of such securities to transfer all commission payments to the broker-dealer designated by him/her within five days of such designation and request.

(b) Return of Records. Representative upon termination of this Agreement, shall return to FUTURES INVESTMENT all supplies, books, video tapes, cards, Customer records and all other materials and property furnished to him/her by FUTURES INVESTMENT.

VII. PRIOR AGREEMENTS. This Agreement shall supersede all former Agreement which have existed between the parties hereto relative to the sale of securities.

IN WITNESS WHEREOF, the parties have executed this agreement on the date first above written.

FUTURES INVESTMENT COMPANY            SALES REPRESENTATIVE



By: s/ Michael Pacult                 s/ Shira Del Pacult
    Michael Pacult                    Shira Del Pacult
    President